Exhibit 99.1 Press release dated August 11, 2010

SPEEDEMISSIONS AND ROYAL ADMINSITRATION SERVICES SIGN STRATEGIC MARKETING AGREEMENT

Speedemissions Customers to be offered fully insured vehicle service contract

Atlanta, GA. August 11, 2010 /BusinessWire/ - Speedemissions, Inc. (OTC Bulletin Board: SPMI - News).

Speedemissions Inc. announced that it has signed a Strategic Marketing Agreement with Royal Administration Services, Inc. a Massachusetts based company that administers fully insured comprehensive vehicle services contract program. Royal's programs will be offered to all Speedemissions customers who qualify.

Rich Parlontieri, President/CEO stated, "We're delighted to be able to work with Royal by having them offer their myriad of vehicle protection plans to our customers. Given that most Americans' are keeping their cars and SUV's longer, we view this as a real value added service for the Speedemissions customer. And as an aside, the fact that they have an A+ rating with the Better Business Bureau, speaks well of how they treat the customer".

Andrew Garcia, President/CEO of Royal Adminsitration Services, Inc. is also looking forward to the venture. "We welcome the opportunity to provide Speedemisisons customers with automotive protection plans that can ensure the safety and security of their vehicle. This makes sense for everyone involved," Garcia said.

About Speedemissions Inc. at: www.speedemissions.com

Speedemissions, Inc. based in Atlanta, Georgia, is a leading vehicle emissions testing and safety inspection based in Atlanta, Georgia. Speedemissions provides services in certain areas where auto testing is mandated by the Environmental Protection Agency (EPA). Since the emission testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle inspections. The current focus of the company is in the Atlanta, GA. Houston, TX. St. Louis, MO. and Salt Lake City, UT. markets.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward- looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for

Speedemissions' products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For further information: Contact Michael Shanahan Chief financial Officer, 770-306-7667.